UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D. C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	May 29, 2014

Commission File Number	Registrant, State Of Incorporation, Address And Telephone Number	I.R.S. Employer Identification No.

1-3526	THE SOUTHERN COMPANY (A Delaware Corporation) 30 Ivan Allen Jr. Boulevard, N.W. Atlanta, Georgia 30308 (404) 506-5000	58-0690070

The name and address of the registrant have not changed since the last report.

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Events.
On May 29, 2014, W. Paul Bowers, Executive Vice President of The Southern Company (the “Company”), entered into a Rule 10b5-1 plan (the “Bowers Plan”) with a broker to sell Company common stock that will be acquired on Mr. Bowers’ exercise of certain Company stock options. Under the Bowers Plan, up to 128,093 shares of Company common stock may be sold beginning June 28, 2014. The Bowers Plan will terminate upon the earlier of (i) the sale of all such shares in accordance with the terms of the Bowers Plan or (ii) May 29, 2015. All sales of Company common stock under the Bowers will be reported through appropriate filings with the Securities and Exchange Commission (the “SEC”).
On June 2, 2014, Art. P. Beattie, Executive Vice President and Chief Financial Officer of the Company, entered into a Rule 10b5-1 plan (the “Beattie Plan”) with a broker to sell Company common stock that will be acquired on Mr. Beattie’s exercise of certain Company stock options. Under the Beattie Plan, up to 57,983 shares of Company common stock may be sold beginning July 3, 2014. The Beattie Plan will terminate upon the earlier of (i) the sale of all such shares in accordance with the terms of the Beattie Plan or (ii) June 13, 2015. All sales of Company common stock under the Beattie Plan will be reported through appropriate filings with the SEC.
Each of the Beattie Plan and the Bowers Plan is intended to comply with the Company’s trading policy for insiders and the provisions of Rule 10b5-1 under the Securities Exchange Act of 1934, as amended. Rule 10b5-1 permits officers and directors of public companies to adopt pre-determined plans for buying or selling specified amounts of stock. Each of Messrs. Beattie and Bowers also is subject to the Company’s executive stock ownership guidelines, which require that each own shares of Company common stock with a market value of at least three times his annual base salary.

The Company does not undertake any obligation to report Rule 10b5-1 plans that may be adopted by any of the Company’s directors or officers from time to time or to report any modification or termination of such plans.
SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 11, 2014		THE SOUTHERN COMPANY
	By	/s/Melissa K. Caen
Melissa K. Caen Corporate Secretary

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